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SCHEDULE 14A INFORMATION

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Park Place Entertainment Corporation
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NEWS
CONTACTS:	FOR IMMEDIATE RELEASE
Media Robert W. Stewart 702.699.5043 stewartr@parkplace.com	Investors Josh Hirsberg 702.699.5269 hirsbergj@parkplace.com

Park Place plans a new name for a new era:
Caesars Entertainment, Inc.

        LAS VEGAS, July 15, 2003—Seeking to leverage the broad-based strength of the best-known brand in the casino resort industry, Park Place Entertainment Corporation (NYSE: PPE) today announced that it plans to rename the company Caesars Entertainment, Inc.

        In a proxy statement filed today with the Securities and Exchange Commission, the company said it will convene a special shareholders meeting to approve the name change on September 10 at Caesars Palace in Las Vegas.

        "Caesars is the most powerful brand in gaming, and one of the best-known brands of any kind in the world," said Park Place President and Chief Executive Officer Wallace R. Barr. Research commissioned by the company has shown that the Caesars brand is recognized by more people in unaided interviews than any other casino resort brand.

        "By changing our name to Caesars Entertainment, we believe we can accomplish a number of important goals," Barr said.

        "The new name will strengthen our position as a global leader in the gaming industry and drive increased recognition of the company, our corporate objectives and our strategy. It also will enable us to leverage the significant new marketing efforts we plan to undertake on behalf of the Caesars casino properties to further enhance the reputation of the corporate parent," Barr added.

        "In addition, the new name will ease our entry into new domestic and international markets. As we have looked at new development opportunities in the United States and abroad, it has become clear that the Caesars brand commands tremendous attention and respect. We intend to capitalize on that strength going forward.

        "We believe that the new name also will aid our recruitment efforts and facilitate new relationships with partners, vendors and sponsors. For all of these reasons, becoming Caesars Entertainment clearly is the right thing to do," Barr said.

        If approved by shareholders, the new name would become effective in January 2004. The company plans to continue trading on the New York Stock Exchange and has reserved a new ticker symbol (NYSE: CZR) for use after the name change becomes effective.

        Caesars Entertainment immediately would take its place as one of the world's leading gaming companies, with casino resorts in five countries on four continents, $4.7 billion in annual net revenue, two million square feet of gaming space, 29,000 hotel rooms and 54,000 employees.

3930 Howard Hughes Parkway, Las Vegas, Nevada 89109 • 702-699-5008 • FAX 702-699-5098 • www.parkplace.com

        In addition to Caesars, the company boasts many other well-known casino brands, including Bally's, Flamingo, Grand Casinos, Hilton casinos and Paris Las Vegas. Those properties would continue to offer customers the same, unique resort experience under their own brand names that has made each so successful.

        "Our customers won't see any visible differences at their favorite resorts," Barr said. "The name change is designed to strengthen the parent company, not to in any way change the close relationships that our branded properties have developed over the years with their loyal guests," Barr added.

        "The planned name change will benefit all our brands and all employees, not just those who work at a Caesars property," said Executive Vice President of Human Resources and Administration Steve Bell. "The Caesars name has the potential to open doors in new markets and create new job opportunities throughout the company," Bell added.

Corporate Strategy

        Since becoming president and CEO last November, Barr has focused the company on these principal strategic objectives:

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  Build dominant market share in major gaming markets—including Las Vegas (#2 in market share); Atlantic City (#1 in market share); Tunica, Mississippi (#1 market share) and the Mississippi Gulf Coast (#1 market share).

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  Create unique new attractions for guests to drive non-gaming revenue while continuing to grow the gaming franchise. Recently completed major projects include The Colosseum at Caesars Palace, The Gateway at Bally's Atlantic City and new restaurants, nightclubs, high-end slot lounges and other amenities in both Las Vegas and Atlantic City.

  •
  Use technology to lower costs and develop closer relationships with customers. The company recently unveiled the second phase of its Connection Card customer loyalty program, launched a major new Internet marketing initiative and took the lead in deploying "ticket-in, ticket-out" slot technology in its resorts across the country.

  •
  Improve operational efficiencies and reduce costs through carefully analyzing targeted expense categories at the company's largest properties. Through the end of the first quarter of 2003, the company's Work Smart program has reduced costs in targeted areas at the company's largest properties by $57 million on an annualized basis.

  •
  Explore entry into new markets, both domestic and international, on an opportunistic basis.

New Attractions

        As part of its continuing commitment to develop exciting new amenities to attract new customers and keep current customers coming back, the company in the past year unveiled a series of new entertainment, dining, retail and recreational venues at its family of casino resorts. They include:

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  The Colosseum at Caesars Palace, a 4,100-seat, state-of-the art theater that opened on March 25, 2003 with the premier of "A New Day," the theatrical spectacular starring Celine Dion.

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  The Gold Room, Golden Reef and Palace Court at Bally's Atlantic City, the Atlantic City Hilton and Caesars Atlantic City, a trio of attractive, high-end slot lounges developed for the most discriminating players.

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  Ah Sin and Risqué at Paris Las Vegas, an exciting pan-Asian restaurant mated with Las Vegas' newest ultra lounge offering exotic cuisine, indulgent desserts and late night excitement.

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  The Gateway at Bally's Atlantic City, which links Bally's to the Claridge Casino with an elegant walkway featuring new shops, dining facilities and the latest slot machines, along with 14,000 square feet of new meeting and convention space.

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  Bradley Ogden at Caesars Palace, the namesake restaurant of the renowned Bay Area chef, his first outside California.

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  The Blue Martini at Bally's Atlantic City, an inviting bar and live entertainment venue featuring plush banquettes and intimate tables along with the most inventive bar menu on the Boardwalk.

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  Chariot Run, an equestrian-themed, 7,000-yard golf course near Caesars Indiana, which features bent grass greens, fairways and tees and a series of sparkling lakes intended to challenge golfers of every level.

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  The newly enclosed Gulfport Event Center at Grand Casino Gulfport, which for the first time offers guests an all-weather entertainment complex that delivers the best talent to the Gulf Coast, regardless of the weather.

        In addition, the company has announced plans for a number of other new facilities that will open during the course of the next two years. They are:

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  Jimmy Buffett's Margaritaville café and entertainment facility, which is scheduled to open at the Flamingo Las Vegas at the end of 2003.

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  The Pier at Caesars, a new, high-end retail, dining and entertainment complex to be developed by The Gordon Group on the site of the former Million Dollar Pier across the Boardwalk from Caesars Atlantic City. Opening is scheduled for 2005.

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  The Mesa Grill at Caesars Palace, the first restaurant outside of New York City to be opened by celebrity chef and television host Bobby Flay. The restaurant is scheduled to debut in early 2004.

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  The Plaza at Caesars Palace, set atop a new underground parking garage at the corner of Las Vegas Boulevard and Flamingo Road, will offers guests entering the property from pedestrian bridges an array of enticing dining and entertainment experiences. Opening is scheduled for early 2004.

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  The Forum Shops at Caesars, which will add 175,000 square feet to its 500,000-square-foot, Roman-themed shopping village in late 2004. The three-level expansion will extend the current facility east to front on Las Vegas Boulevard. Widely considered the highest yielding shopping venue in North America, The Forum Shops is one of the most popular destinations in the city. The Forum Shops at Caesars is owned and operated by the Simon Property Group, Inc.

Brand History

        The company traces its roots to the opening of The Flamingo on the Las Vegas Strip on the day after Christmas, 1946. Located seven miles south of what was then the center of Las Vegas, the debut of the Flamingo marked the beginning of Las Vegas luxury resorts.

        The original Flamingo featured 105 guest rooms, a health club, a 40-horse riding stable, swimming pool, tennis courts, squash and handball facilities, a trapshooting range and a nine-hole golf course. The property was purchased by Hilton Hotels Corporation in the 1970s and operated as the Flamingo Hilton until January 1, 1999, when Hilton completed the spin-off of its casino properties into the newly-created Park Place Entertainment.

        Today, the company operates two Flamingo resorts—the recently updated original in Las Vegas and another in Laughlin, Nevada.

        Caesars Palace opened its doors as Las Vegas' first fully-themed casino resort on August 5, 1966, with 680 guest rooms and the 980-seat Circus Maximus showroom. From the outset, Caesars set the bar for world class entertainment and quickly became the most famous casino in the world, featuring famous headliners, internationally acclaimed sporting events and unparalleled, high-limit gaming action. Following a number of corporate ownership transitions, the Caesars properties were acquired by Park Place Entertainment on December 29, 1999.

        The company now operates Caesars casinos in Las Vegas, Atlantic City, Lake Tahoe, southern Indiana, South Africa and on cruise ships owned by Crystal Cruises, Inc.

        The International, which later became the Las Vegas Hilton, opened on July 2, 1969, with 1,500 rooms. The opening night headliner was Barbra Streisand. Less than a month later, on July 31, 1969, Elvis Presley made the first of what would become many appearances in the International—and later the Hilton—showroom. The property was acquired by Hilton Hotels in 1971, and was included in the Park Place spin off on January 1, 1999.

        Included in the company's current portfolio are three Hilton casino resorts in Las Vegas, Reno and Atlantic City.

        Bally's Park Place (now Bally's Atlantic City), the first casino resort owned and operated by Bally Manufacturing Corporation, a longtime maker of pinball games and slot machines, opened at the center of the Boardwalk in Atlantic City in December 1979. Seven years later, Bally Manufacturing acquired the former MGM Grand in Las Vegas and branded it as Bally's Las Vegas.

        Bally Manufacturing's casino resorts were spun off and acquired by Hilton Hotels in 1996. They became part of the Park Place portfolio with the Park Place spin-off in January 1999.

        The company currently operates four Bally's casinos in Las Vegas, Atlantic City, Tunica, Mississippi and New Orleans, Louisiana.

        Grand Casinos, a Minnesota-based company that had partnered in a number of Native American casinos, began opening properties in Mississippi in 1993 with the debut of the Grand Casino Gulfport. It was followed by Grand Casino Biloxi in 1994 and Grand Casino Tunica in 1996. On January 1, 1999, the Mississippi operations of Grand Casinos, Inc. were merged into the newly created Park Place Entertainment.

        Paris Las Vegas, a beautifully-wrought re-creation of the romantic City of Light, was the dream of the late Arthur Goldberg, who led Bally Manufacturing, Hilton Hotel's gaming division and then Park Place Entertainment until his death in October 2000. Opened by Park Place in September 1999 with 2,916 rooms, eight restaurants, five bars, a 50-story replica of the Eiffel Tower and a one-third scale rendering of the Arc de Triomphe, Paris Las Vegas created a new benchmark for quality and efficiency on the Las Vegas Strip.

About Park Place

        Park Place Entertainment is one of the world's leading gaming companies. Park Place owns, manages or has an interest in 27 gaming properties operating under the Caesars, Bally's, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, 29,000 hotel rooms and 54,000 employees worldwide.

        Additional information on Park Place Entertainment can be accessed through the company's web site at www.parkplace.com.

        NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided thereunder. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, EBITDA, free cash flow, statements of management's plans, objectives or expectations of future economic performance, statements regarding new developments or opportunities, statements of belief, and/or statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company's future performance are described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003. The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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SCHEDULE 14A INFORMATION
Park Place plans a new name for a new era: Caesars Entertainment, Inc.